UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 29, 2017

FLEX LTD.

(Exact Name of Registrant as Specified in Its Charter)

Singapore	0-23354	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Changi South Lane, Singapore	486123
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (65) 6876-9899

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01    Entry into a Material Definitive Agreement.

On June 30, 2017 (the “Closing Date”), Flex Ltd. (the “Company”), as borrower, entered into a new $2.2525 billion Credit Agreement (the “New Credit Facility”) with Bank of America, N.A., as Administrative Agent and Swing Line Lender, and the several banks and other financial institutions or entities from time to time parties thereto as lenders (the “Lenders”). The New Credit Facility, which matures on June 30, 2022, consists of (i) a $1.75 billion revolving credit facility with a sublimit of $300 million available for swing line loans and a sublimit of $150 million available for the issuance of letters of credit and (ii) a $502.5 million term loan facility.  The New Credit Facility permits the Company, subject to obtaining commitments from existing or additional lenders and subject to certain other conditions, to add one or more incremental term loan facilities and/or increase the revolving commitments in an aggregate amount not to exceed $500 million.

On the Closing Date, the Company borrowed $502.5 million under the term loan facility of the New Credit Facility to repay approximately $502.5 million of outstanding term loans and other amounts owing under the Company’s existing $2.0 billion Credit Agreement, dated as of March 31, 2014, among the Company and certain of its subsidiaries, as borrowers, Bank of America, N.A., as Administrative Agent and Swing Line Lender, and the other Lenders party thereto (as amended, the “Existing Credit Facility”), which term loans were otherwise due to mature on March 31, 2019.  The New Credit Facility replaced the Company’s Existing Credit Facility, which was terminated on the Closing Date.

Borrowings under the New Credit Facility bear interest, at the Company’s option, either at (i) the Base Rate, which is defined as the greatest of (a) the Administrative Agent’s prime rate, (b) the federal funds effective rate, plus 0.50% and (c) the LIBOR (the London Interbank Offered Rate) rate that would be calculated as of each day in respect of a proposed LIBOR loan with a one-month interest period, plus 1.0%; plus, in the case of each of clauses (a) through (c), an applicable margin ranging from 0.125% to 0.875% per annum, based on the Company’s credit ratings (as determined by Standard & Poor’s Financial Services LLC, Moody’s Investors Service, Inc. and Fitch Ratings Inc.) or (ii) LIBOR plus the applicable margin for LIBOR loans ranging between 1.125% and 1.875% per annum, based on the Company’s credit ratings. The Company is required to pay a quarterly commitment fee on the unutilized portion of the revolving credit commitments under the New Credit Facility ranging from 0.15% to 0.30% per annum, based on the Company’s credit ratings. The Company is also required to pay letter of credit usage fees ranging from 1.125% to 1.875% per annum (based on the Company’s credit ratings) on the amount of the daily average outstanding letters of credit and a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each letter of credit.

The New Credit Facility is unsecured, and contains customary restrictions on the ability of the Company and its subsidiaries to (i) incur certain debt, (ii) make certain investments, (iii) make certain acquisitions of other entities, (iv) incur liens, (v) dispose of assets, (vi) make non-cash distributions to shareholders, and (vii) engage in transactions with affiliates. These covenants are subject to a number of significant exceptions and limitations. The New Credit Facility also requires that the Company maintain a maximum ratio of total indebtedness to EBITDA (earnings before interest expense, taxes, depreciation and amortization), and a minimum interest coverage ratio during the term of the New Credit Facility.

The New Credit Facility contains customary events of default.  If an event of default under the New Credit Facility occurs and is continuing, then the Administrative Agent shall, at the request of, or may, with the consent of, the required lenders, declare any outstanding obligations under the New Credit Facility to be immediately due and payable.  In addition, if an actual or deemed entry of an order for relief with respect to the Company is made under the United States bankruptcy code or comparable foreign law, then any outstanding obligations under the New Credit Facility will automatically become immediately due and payable.

The obligations under the New Credit Facility are not guaranteed by any subsidiary of the Company. Prior to the termination of the Existing Credit Facility, certain subsidiaries of the Company (the “Subsidiary Guarantors”) guaranteed the Company’s obligations under (i) the Existing Credit Facility, (ii) the Company’s 4.625% notes due 2020 and the Company’s 5.000% notes due 2023 issued pursuant to the Indenture, dated as of February 20, 2013, among the Company, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee (as amended by the First Supplemental Indenture, dated as of March 28, 2013, the Second Supplemental Indenture, dated as of August 25, 2014 and the Third Supplemental Indenture, dated as of September 11, 2015, the “2013 Indenture”), (iii) the Company’s 4.750% Notes due 2025 issued pursuant to the Indenture, dated as of June 8, 2015, among the Company, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee (as amended by the First Supplemental Indenture, dated as of September 11, 2015, the “2015 Indenture”) and (iv) the Term Loan Agreement, dated as of November 30, 2016, among the Company, the lenders from time to time party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as administrative agent (the “Term Loan Agreement”). Upon the termination of the Existing Credit Facility on the Closing Date, such Subsidiary Guarantors were released from their guarantees under each of the 2013 Indenture, the 2015 Indenture and the Term Loan Agreement.

The foregoing description of the New Credit Facility is qualified in its entirety by reference to the complete text of the New Credit Facility, a copy of which is filed as Exhibit 10.01 to this Current Report on Form 8-K and incorporated herein by reference.

Some of the lenders under the New Credit Facility and the Existing Credit Facility and/or their respective affiliates have from time to time performed and may in the future perform various commercial banking, investment banking and other financial advisory services for the Company and/or its subsidiaries in the ordinary course of business, for which they received or will receive customary fees and commissions.

Item 1.02  Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 above with respect to the Existing Credit Facility is hereby incorporated by reference into this Item 1.02.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On June 29, 2017, H. Raymond Bingham, Chairman of the Board of Directors of the Company tendered his resignation from the Company’s Board of Directors, effective immediately.  Mr. Bingham’s resignation is not the result of any disagreement with the policies, practices or procedures of the Company.

Also on June 29, 2017, the Board of Directors of the Company elected Michael D. Capellas, an independent director, as Chairman of the Board.

Item 8.01   Other Events.

On the Closing Date, in accordance with the terms of the 2013 Indenture, the 2015 Indenture, and the Term Loan Agreement, each of the Subsidiary Guarantors was released from its guarantees under such agreements.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit

10.01

Credit Agreement, dated as of June 30, 2017, among Flex Ltd. and certain of its subsidiaries from time to time party thereto, as borrowers, Bank of America, N.A., as Administrative Agent and Swing Line Lender, and the other Lenders party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEX LTD.

Date: June 30, 2017	By:	/s/ Christopher Collier
		Name:	Christopher Collier
		Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.01

Credit Agreement, dated as of June 30, 2017, among Flex Ltd. and certain of its subsidiaries from time to time party thereto, as borrowers, Bank of America, N.A., as Administrative Agent and Swing Line Lender, and the other Lenders party thereto